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                                                                    EXHIBIT 99.2

                  [LETTERHEAD OF FIRST UNION SECURITIES, INC.]


Board of Directors
HeadHunter.NET, Inc.
333 Research Court, Suite 200
Norcross, Georgia 30092

Members of the Board:

       We hereby consent to the use of our opinion letter dated April 15, 2000, to the Board of Directors of HeadHunter.NET, Inc. included as Annex B to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between Career Mosaic Inc. and HeadHunter.NET, Inc., and to the references to such opinion in such joint proxy statement/prospectus under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS--The Merger--Opinion of Financial Advisor" and "THE MERGER--Opinion of Financial Advisor to HeadHunter.NET." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                    FIRST UNION SECURITIES, INC.




                                                By: /s/ THOMAS H. TULIDGE, JR.
                                                   -----------------------------
                                                   Name:  Thomas H. Tulidge, Jr.
                                                   Title: Managing Director


Richmond, Virginia
May 16, 2000